EXHIBIT 11
                      Calculation of Weighted Average Shares
                    Outstanding for Net Income (Loss) Per Share
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                                                                                            September 30,
                                                                                        1996           1997
                                                                                    ------------   ------------
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Earnings:
Net Income (Loss)................................................................   $ (2,029,414) $     642,131
                                                                                    ============  =============

Shares:
Weighted Average Number of Common Shares
   Outstanding...................................................................      4,293,230      4,434,140
Additional Shares Under Treasury Stock Method
   from Warrants Issued 12 Months Prior to 9/30/97...............................        123,279        170,674
                                                                                    ------------  -------------
Average Common Shares Outstanding and Equivalents................................      4,416,509      4,604,814
                                                                                    ============  =============

Earnings (Loss) Per Share........................................................   $      (0.46) $        0.14
                                                                                    ============  =============
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